PROXY STATMENT PURSUANT TO SECTION 14(A)
              OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Check the appropriate box:
[X] Definitive Proxy Statement


                    REPUBLIC NEW YORK CORPORATION
            (Name of Registrant as Specified in its Charter)

                      William F. Rosenblum, Jr., Esq.
        Senior Vice President, Deputy General Counsel and Secretary
                       Republic New York Corporation
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)




                                  [LOGO]
                       REPUBLIC NEW YORK CORPORATION
                             452 Fifth Avenue
                         New York, New York  10018


                                                          March 15, 1995

Dear Stockholder:

The Directors and Officers of Republic New York Corporation cordially invite you to attend the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, May 16, 1995 at 11:00 A.M., New York time. The meeting will be held at the office of the Corporation at 452 Fifth Avenue, New York, New York. Notice of the Annual Meeting and Proxy Statement are enclosed.

You are urged to mark, sign, date and mail the enclosed proxy immediately. By mailing your proxy now you will not be precluded from attending the meeting. Your proxy is revocable; in the event you find it convenient to attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

For your information, enclosed is the 1994 Annual Report of Republic New York Corporation.

                                        Very truly yours,


                                        Walter H. Weiner,
                                        Chairman of the Board


                                  [LOGO]

                       REPUBLIC NEW YORK CORPORATION
                             452 Fifth Avenue
                         New York, New York  10018

                          ______________________

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                May 16, 1995
                          ______________________


NOTICE IS HEREBY GIVEN THAT, pursuant to the call of the Board of Directors of Republic New York Corporation ("Republic Corporation"), the Annual Meeting of Stockholders of Republic Corporation will be held on Tuesday, May 16, 1995 at 11:00 A.M., New York time, at 452 Fifth Avenue, Borough of Manhattan, City and State of New York, for the purpose of considering and voting upon the following matters described in the attached Proxy Statement:

     1.  Election of directors;

     2.  Approval of 1995 Long-Term Incentive Stock Plan;

     3.  Approval of selection of auditors; and

     4. Any other business which may properly be brought before the meeting or any adjournment thereof.

The record date and hour for determining stockholders entitled to notice of and to vote at the meeting, including any adjournment thereof, have been fixed as of the close of business on March 8, 1995.

                                   By Order of the Board of Directors,

                                   WILLIAM F. ROSENBLUM, JR.,
                                   Senior Vice President and
                                   Corporate Secretary


March 15, 1995


YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY NEVERTHELESS, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.


                         REPUBLIC NEW YORK CORPORATION
                                452 Fifth Avenue
                           New York, New York  10018
                               ________________

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                  May 16, 1995
                               ________________


This Proxy Statement is furnished to the stockholders of Republic New York Corporation ("Republic Corporation") in connection with the solicitation of proxies by the Board of Directors of Republic Corporation for the Annual Meeting of Stockholders to be held on May 16, 1995.

The record date and hour for determining the stockholders of Republic Corporation entitled to notice of and to vote at the meeting have been fixed
as of the close of business on March 8, 1995.   At such date, 52,260,388
shares of Republic Corporation Common Stock were outstanding and entitled to vote. Each share of Republic Corporation Common Stock held on the record date entitles the holder thereof to one vote for each director being elected (with no cumulative voting permitted) and to one vote on each other matter. This Proxy Statement and the form of proxy furnished herewith were first sent to Republic Corporation stockholders on March 15, 1995.

ELECTION OF DIRECTORS

In accordance with the By-Laws of Republic Corporation, the number of directors of Republic Corporation to be elected at the Annual Meeting has been established at nineteen. If elected, each nominee will serve until the next Annual Meeting of Stockholders and until the election and qualification of his or her successor. Each of the nominees named below is presently a director of Republic Corporation and, with the exception of Peter J. Mansbach, was elected to such office at last year's Annual Meeting. Mr. Mansbach was elected a director on July 20, 1994 at a regular meeting of the Board of Directors of Republic Corporation.

A plurality of the votes cast at the meeting is required for the election of directors. Neither abstentions nor broker non-votes have any effect on the
election of directors.   If any nominee becomes unwilling or unable to accept
nomination or election, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election in his or her stead of such other person as the Nominating Committee of the Board of Directors may recommend.

Listed below are the names and ages of the nominees, the year in which each first became a director, their principal occupations for the past five years (including, where applicable, positions with Republic National Bank of New York ("Republic Bank") and Republic Bank for Savings ("RBS"), Republic Corporation's principal subsidiaries) and the number of shares of Republic Corporation's Common Stock beneficially owned by each, as of December 31, 1994.

                                                                                               Beneficial
                             Director                                                         Ownership of
Nominee and Age               Since          Principal Occupation                               Shares <F1>
Kurt Andersen . . .           1988   Executive Vice President of Republic Bank,               29,025 shs.<F2>
   50 years                            Regional (Far East) General Manager
                                       and Manager of Republic Bank's Hong
                                       Kong Branch and Manager of Republic
                                       Bank's wholly-owned subsidiary in
                                       Singapore.  Director of Republic Bank
                                       since 1991.
Cyril S. Dwek . . .           1974   Vice Chairman of the Board of Republic                   64,894 shs.
   58 years                            Bank and Vice Chairman of Republic Cor-
                                       poration.  Director of Republic Bank
                                       and director of RBS since 1990.
Ernest Ginsberg . .           1985   Vice Chairman of the Board of Republic                   21,148 shs.<F2><F3>
   63 years                            Bank and Vice Chairman (and General
                                       Counsel until April 1994) of Republic
                                       Corporation.  Director of Republic Bank
                                       and of RBS.
Nathan Hasson . . . . . .     1993   Vice Chairman of the Board and Treasurer                 22,887 shs.<F2><F4>
   49 years                            of Republic Bank and Vice Chairman
                                       of Republic Corporation since January,
                                       1993.  Director of Republic Bank and
                                       director of RBS since 1990.
Jeffrey C. Keil . . . .       1978   Vice Chairman of the Board of Republic                   14,167 shs.<F2><F5>
   51 years                            Bank and President of Republic Corpora-
                                       tion.  Director of Republic Bank and
                                       of RBS.
Peter Kimmelman . . . .       1979   A private investor.  Director of Republic                 2,362 shs.<F6>
   50 years                            Bank and of RBS.
Leonard Lieberman . .         1990   A director (and Chairman, President and                     750 shs.
   65 years                            Chief Executive Officer, from January
                                       1991 to May 1991) of Outlet Communi-
                                       cations, Inc.   Director of Republic Bank
                                       since 1990 and of RBS since 1992.  Also a
                                       director of various companies, including
                                       Celestial Seasonings, Inc., Sonic Corp.,
                                       and La Petite Academy, Inc.
William C. MacMillen, Jr. .   1974   President of William C. MacMillen & Co.,                  6,702 shs.
   81 years                            Inc., an investment banking firm.  Also a
                                       director of Financial Federal Corporation.
                                       Director of Republic Bank and of RBS.
Peter J. Mansbach . . . . .   1994   Chairman of the Executive Committee of the               21,100 shs.<F2>
   54 years                            Board of Directors of Republic Corporation
                                       since July 1994, and of Republic Bank since
                                        June 1994.  Previously a partner at the law
                                        firm of Kronish, Lieb, Weiner & Hellman.
Martin F. Mertz . . . . .     1987    Chairman of the Executive Committee of                   7,500 shs.
   69 years                             RBS since May 1990.  Director of Republic
                                        Bank and of RBS.
James L. Morice . . . . .     1987    Partner, Mirtz Morice, Inc., a management                  330 shs.<F7>
   57 years                             consulting firm.  Director of Republic Bank
                                        and of RBS.
E. Daniel Morris. . . . .     1993    Chairman of the Board of Republic New York               1,000 shs.
   53 years                             Trust Company of Florida, N.A., a wholly-
                                        owned subsidiary of Republic Corporation,
                                        since January 1995.  Prior thereto, a Director
                                        and the Chief Executive Officer of Republic
                                        New York Securities Corporation, Republic
                                        Corporation's wholly-owned broker-dealer
                                        subsidiary, from April to December 1994.
                                        President of Corsair Capital Corporation, a
                                        private investment bank, since October,
                                        1992, having been a private investor for over
                                        one year prior thereto, and President and Chief
                                        Executive Officer of the U.S. investment banking
                                        affiliate of Barclays Bank from January 1989 to
                                        July 1991.
Janet L.  Norwood . . . .     1992    Senior Fellow of The Urban Institute, a research           750 shs.
   71 years                             organization in Washington, D.C., since
                                        January 1992.  Commissioner of the Bureau of
                                        Labor Statistics of the U.S. Department of Labor
                                        for over three years prior thereto.  Director of
                                        Republic Bank since 1992.
John A. Pancetti . . . . .    1990    Chairman of the Board and Chief Executive              104,250 shs.<F2><F8>
   65 years                             Officer of RBS since May 1990 (and President
                                        from May 1990 to March 1991). Vice Chairman
                                        of the Board of Republic Bank since March 1991
                                        and Vice Chairman of Republic Corporation since
                                        April 1991.  Director of Republic Bank since 1990
                                        and of RBS since 1990.
Vito S. Portera . . . . . .   1986    Vice Chairman of Republic Corporation and               27,254 shs.<F2>
   52 years                             Vice Chairman of the Boards of Republic
                                        Bank and RBS.  Director of Republic Bank.
                                        Also, Chairman of the Board of Republic
                                        International Bank of New York, the
                                        Miami, Florida Edge Act subsidiary of
                                        Republic Bank.
William P. Rogers . . . . .   1989    Senior Partner, Rogers & Wells, attorneys.              30,000 shs.
   81 years                             Director of Republic Bank.
Dov C. Schlein . . . . . .    1987    President of Republic Bank and Vice Chair-              21,850  shs.<F2><F9>
   47 years                             man of Republic Corporation.  Director of
                                        Republic Bank and of RBS.
Walter H. Weiner . . . . .    1978    Chairman of the Board and Chief Executive               46,380 shs.<F2><F10><F11>
   64 years                             Officer of Republic Bank and Republic
                                        Corporation.  Director of Republic Bank
                                        and of RBS.
Peter White . . . . . . . .   1974    Senior Consultant to Republic Bank.                     33,256 shs.
   92 years                             Director of Republic Bank.
_____________

<F1> No director's ownership of shares of Common Stock exceeded one percent (1%) of the outstanding shares of such class.
<F2> Includes 10,000 shares for Kurt Andersen, 13,250 shares for Ernest Ginsberg, 13,437 shares for Nathan Hasson, 5,000 shares for Jeffrey C. Keil, 21,000 for Peter J. Mansbach, 54,100 shares for John A. Pancetti, 11,000 shares for Vito S.
Portera,14,500 shares for Dov C. Schlein and 10,000 shares for Walter H. Weiner which were awarded pursuant to Republic
Corporation's 1985 Restricted Stock Plan and which are subject to a substantial risk of forfeiture for various restricted periods, the latest of which expires on January 15, 1999.
<F3> Includes 7,898 shares which Mr. Ginsberg owns jointly with his wife.
<F4> Includes 9,450 shares which Mr. Hasson owns jointly with his wife.
<F5> Includes 6,467 shares allocated to the Republic New York Corporation Common Stock Fund in Mr. Keil's account under
Republic Bank's Profit Sharing and Savings Plan.
<F6> Includes 337 shares owned by Mr. Kimmelman's wife in which he disclaims any beneficial interest.
<F7> Includes 30 shares owned by Mr. Morice's son in which he disclaims any beneficial interest.
<F8> Includes 50,000 shares which Mr. Pancetti owns jointly with his wife.
<F9> Includes 7,350 shares which Mr. Schlein owns jointly with his wife.
<F10> Includes 25,949 shares for Walter H. Weiner which were issued pursuant to Republic Corporation's Restricted Stock
Election Plan and which are subject  to a substantial risk of forfeiture until December 31, 1997.
<F11> Includes 3,105 shares owned by a Keogh Plan pension trust of which Mr. Weiner is the beneficiary and  2,100 shares owned by Mr. Weiner's wife in which he disclaims any beneficial interest.

As of December 31, 1994, all nominees as a group beneficially owned 455,605 shares of Republic Corporation's Common Stock or approximately .9% of the outstanding shares.

For certain information concerning business relationships and transactions between Republic Corporation, its subsidiaries and affiliates and certain nominees, see "Transactions with Management and Related Persons" below.

Section 16 Filings. All Forms 3, 4 and 5 were filed in a timely fashion and in compliance with the applicable securities laws and regulatory requirements, with the exception of the Form 4 filed by Peter J.
Mansbach in November 1994 for a purchase of stock of the Corporation in August 1994.


                        Directors' Committees

The Board of Directors of Republic Corporation has established Audit, Community Reinvestment Act, Credit Review, Employee Compensation and Benefits, Executive, Finance, Investment, Nominating, Public
Responsibility and Risk Assessment Committees.

The Audit Committee of the Board of Directors of Republic Corporation, consisting of Morris Hirsch(*), Peter Kimmelman, Leonard Lieberman, William C. MacMillen, Jr. (Chairman), Janet L. Norwood and William P. Rogers, recommends the selection of the independent auditors, reviews the plan for the current year's audit and the results of the prior year's audit, approves the non-audit professional services provided by such auditors, and reviews and supervises the scope and adequacy of Republic Corporation's internal audit and internal accounting controls. No member of the Committee is an officer or employee of Republic Corporation. During 1994, the Audit Committee held eight meetings and took action once by Unanimous Written Consent.

The Community Reinvestment Act Committee, consisting of Albert S. Corwen(*), Martin F. Mertz, James L. Morice (Chairman), John A. Pancetti, Walter H. Weiner and Peter White, is responsible for, and coordinates at the holding company level, the Community Reinvestment Act activities of Republic Bank and RBS, including the review and supervision of Republic Corporation's compliance with the respective Community Reinvestment Acts of the federal government and the State of New York. During 1994, the Community Reinvestment Act Committee held eleven meetings.

The Credit Review Committee, consisting of Morris Hirsch, Peter Kimmelman (Chairman), Leonard Lieberman, William C. MacMillen, Jr., E. Daniel Morris, Janet L. Norwood, John A. Pancetti, Walter H. Weiner and Peter White, reviews and monitors Republic Corporation's Credit Policy Statement and the net debit cap levels. During 1994, the Credit Review Committee held nine meetings.

The Employee Compensation and Benefits Committee, composed of three outside directors, Peter Kimmelman, James L. Morice (Chairman) and Wilbur M. Rabinowitz(*), oversees the compensation for officers and employees of Republic Corporation and its subsidiaries. The Committee considers and recommends to the Board of Directors compensation plans and benefit programs in which officers and employees of Republic Corporation and its subsidiaries are eligible to participate and administers such plans and programs, with the authority to grant any awards or benefits thereunder. During 1994, the Employee Compensation and Benefits Committee held ten meetings.

The Executive Committee, consisting of Peter J. Mansbach (Chairman), Peter Kimmelman, William C. MacMillen, Jr. and Walter H. Weiner, meets, when necessary, between meetings of the Board of Directors with the authority to exercise all the powers of the Board of Directors to the extent permitted by law and Republic Corporation's By-Laws. During 1994, the Executive Committee held six meetings and took action eleven times by Unanimous Written Consent.

The Finance Committee, consisting of Jeffrey C. Keil (Chairman), E. Daniel Morris, Dov C. Schlein and Walter H. Weiner, is charged with monitoring the capital adequacy of Republic Corporation and developing and supervising programs to fund the capital requirements of Republic Corporation and its subsidiaries and recommending to the Board of Directors the means necessary to carry out such programs. Pursuant to delegated authority from the Board of Directors, the Finance Committee establishes the price and related terms of certain securities publicly offered by Republic Corporation. During 1994, the Finance Committee did not hold any meetings but instead took action twice by Unanimous Written Consent.

The Investment Committee, consisting of Morris Hirsch, Peter Kimmelman, Leonard Lieberman (Chairman), E. Daniel Morris, Janet L. Norwood and John A. Pancetti, and Mr. Keil as an ex-officio member, authorizes and supervises Republic Corporation's investments in securities and other property. During 1994, the Investment Committee held eleven meetings.

The Nominating Committee consists of Wilbur M. Rabinowitz, Dov C. Schlein and Walter H. Weiner (Chairman). Its principal function is to consider and propose to the Board of Directors a slate of nominees for election to the Board of Directors each year at the Annual Meeting of Stockholders. Such Committee will consider candidates suggested by stockholders by a letter directed to the Corporate Secretary of Republic Corporation. The Nominating Committee acted in March 1995 to consider and recommend the slate of nominees presented to the 1995 Annual Meeting of Stockholders.

The Public Responsibility Committee consists of Ernest Ginsberg, Leonard Lieberman, Javier Perez de Cuellar(*), Wilbur M. Rabinowitz and William
P. Rogers (Chairman). This Committee assists Republic Corporation in endeavoring to maintain the highest legal and ethical standards as well as assists in evaluating other aspects of Republic Corporation's activities and proposed activities in relation to its overall public responsibility and public image. During 1994, the Public Responsibility Committee held five meetings.

The Risk Assessment Committee consists of Peter Kimmelman, Leonard Lieberman, William C. MacMillen, Jr., E. Daniel Morris, Janet L. Norwood (Chairwoman) and William P. Rogers, with Messrs. Portera, Schlein and Weiner as ex-officio members. The Committee, established in July 1993, was created to identify, measure and monitor risk relating to all activities of, and products offered by, Republic Corporation, including evaluating the methodology employed by management in determining the nature of risk inherent in a particular activity or product. During 1994, the Risk Assessment Committee held eleven meetings.

During 1994, Republic Corporation's Board of Directors held five meetings. With the exception of Messrs. Hasson, Perez de Cuellar, Rogers and Jacques Tawil(*), each director attended 75 percent or more of the aggregate number of meetings held during 1994 of the Board of Directors of Republic Corporation and the committees thereof, if any, on which he or she served.

__________

(*) Not standing for reelection to the Board of Directors.


                Compensation of Directors and Executive Officers


                         Director  Compensation

Directors of Republic Corporation who are also officers of Republic Corporation or any of its subsidiaries do not receive compensation for their services as directors.

Other directors of Republic Corporation, who are not officers of Republic Corporation or any of its subsidiaries and who are not otherwise compensated through additional arrangements with any such entities, generally are paid a quarterly retainer of $1,500 to attend directors' meetings of Republic Corporation and $500 for each meeting they attend of the Board and $400 for each meeting they attend of a committee of the Board of which they are a member (except that the Chairman of the committee receives an attendance fee of $750). Other directors of Republic Corporation, who are not officers of Republic Corporation or any of its subsidiaries and who are otherwise compensated through additional arrangements with any such entities, generally are paid a quarterly retainer of $800 to attend directors' meetings of Republic Corporation and $300 for each meeting they attend of the Board and $250 for each meeting they attend of a committee of the Board of which they are a member (except that the Chairman of a committee receives an attendance fee of $400). For the fiscal year ended December 31, 1994, directors of Republic Corporation who were not officers received retainer and meeting fees from Republic Corporation ag-gregating $134,600.

In addition, in connection with services provided as a director, consulting fees were paid in 1994 to Morris Hirsch in the amount of $100,000, Janet L. Norwood in the amount of $50,000, Jacques Tawil in the amount of $100,000 and Peter White in the amount of $59,838.

In lieu of directors' fees, William P. Rogers received an aggregate of $150,000 for the fiscal year ended December 31, 1994 as compensation for serving as a director of Republic Corporation as well as for serving as a director of and a senior consultant to Republic Bank.



                         Executive Compensation

Compensation Committee Report

Strategy. Since 1980, when Walter H. Weiner became Chief Executive Officer, Republic Corporation has developed an overall compensation strategy that bases a portion of executive officer compensation in relation to Republic Corporation's performance as measured by the increase in its fully diluted earnings per common share ("earnings per share") over a base year of 1979, adjusted for stock splits. This strategy has been incorporated into the awards granted to the Chief Executive Officer and the named executive officers under the 1994 Performance Based Incentive Compensation Plan (the "Performance Based Plan"). The Compensation Committee believes that an increase in earnings per share is a more accurate measure of executive performance than an increase in cumulative total shareholder return (see the stock performance graphs on pages 14 and 16 of this Proxy Statement). Management has a more direct impact on earnings by being able to increase productivity and control expenses than it does on shareholder return which is also subject to changes in market conditions that are beyond management's control. In connection with implementing this strategy, Republic Corporation has a policy of maintaining base salaries for executive officers at a constant level and uses the bonus to reflect each executive officer's contribution to Republic Corporation's performance.

Stock Performance Graphs. The five-year comparative stock performance graph on page 14 is included as required by Securities and Exchange Commission rules. As explained in the preceding paragraph, the Compensation Committee believes that executive compensation should be related to earnings per share rather than to cumulative total return, and that cumulative total return over five years is not necessarily a meaningful indicator of management's performance.

Because Republic Corporation's compensation policies are designed to encourage executive officers to manage for the long-term rather than the short-term, the Compensation Committee's view is that the graph on page 16 of the twenty-five year comparative stock performance gives a more meaningful picture of the relationship between Republic Corporation's management philosophy and its stock's market performance than does the five-year graph.

Deductibility. In order to comply with Section 162(m) of the Internal Revenue Code governing the deductibility of annual executive officer compensation above $1 million, the Board of Directors of Republic Corporation adopted, and the shareholders approved at the April 1994 Annual Meeting, the Performance Based Plan. In addition, Republic Corporation has entered into agreements with such officers to defer any future annual compensation in excess of the $1 million limitation, should it become necessary to do so.

Chief Executive Officer's Compensation for 1994. Since becoming Chief Executive Officer of Republic Corporation in January 1980, Mr. Weiner's base salary has remained the same and his annual bonus has been related to the amount by which the earnings per share for the year exceeds the earnings per share for the base year of 1979, multiplied by an attributed notional amount of shares used solely for the purpose of calculating Mr. Weiner's bonus. This method of determining Mr. Weiner's annual bonus was originally based on certain provisions that existed in his employment agreement, which expired by its terms on December 31, 1989. In 1994, the Compensation Committee granted Mr. Weiner an award under the Performance Based Plan which effectively continued this arrangement. Pursuant to such award, Mr. Weiner's performance-based bonus in 1994 of $1,035,000 was determined by multiplying $4.39 (the amount by which the earnings per share for 1994 exceeded the earnings per share in 1979, as adjusted pursuant to the Performance Based Plan) by 236,250 (the notional amount of shares awarded by the Committee). This notional amount of shares is based on the amount that was used in the formula under Mr. Weiner's original employment agreement and reflects all stock splits since the 1979 base year.

In considering Mr. Weiner's performance, the Compensation Committee also awarded him 5,000 shares of restricted stock pursuant to the terms of Republic Corporation's 1985 Restricted Stock Plan when it met in March 1995 to consider restricted stock awards for the executive officers based on performance in 1994. In 1994, the Committee awarded 5,000 shares of restricted stock to Mr. Weiner for his performance in 1993. The decisions to grant such awards, including the determination of the sizes thereof, were based on the Committee's subjective evaluations of Mr. Weiner's contribution toward Republic Corporation's success in expanding its income, client base and products and its overall performance in 1993 and 1994.

Compensation Policies Applicable to Executive Officers for 1994. The Performance Based Plan also determined the 1994 performance-based bonus compensation of the executive officers below the level of Chief Executive Officer. By using the increase in earnings per share as the basis of determining this portion of the annual bonuses below the level of Chief Executive Officer, Republic Corporation is giving recognition to the fact that the management is shared by the Chief Executive Officer and the other executive officers as a team and, therefore, the performance of Republic Corporation, as measured by the increase in earnings per share, reflects the joint efforts of the group. Accordingly, each executive officer's award under the Performance Based Plan reflects such officer's responsibilities in relation to those of the Chief Executive Officer and to the overall management of Republic Corporation.

The Compensation Committee awarded an amount of notional shares for each executive officer pursuant to the Performance Based Plan which took into consideration each such relationship, which was then multiplied by the increase in earnings per share in 1994 over the base year established by the Committee (i.e., 1979), as was the case for the Chief Executive Officer. The Committee also considered the recommendations of the Chief Executive Officer, which, in this regard, were part of a subjective evaluation of the performance of the individual executive officer and the relevant business units, in determining a supplemental annual bonus for executive officers below the level of Chief Executive Officer. The Committee may award all or part of either the plan-based or supplemental portion of the bonus in the form of restricted stock.

The restricted stock awarded in March 1995 will be issued pursuant to the terms of Republic Corporation's 1985 Restricted Stock Plan. The restricted stock award to Mr. Keil made by the Compensation Committee in March 1995, including the determination of the size thereof, was based on the subjective evaluation by the Chief Executive Officer and the Compensation Committee of his individual performance in 1994. A portion of the restricted stock awards received by Messrs. Portera and Schlein in March 1995 was based on the subjective evaluation by the Chief Executive Officer and the Compensation Committee of their individual performances in 1994, and a portion of such awards was made in connection with amounts payable related to corporate performance in 1994 pursuant to the Performance Based Plan. The restricted stock awarded in May 1994, to Messrs. Keil, Portera and Schlein was awarded pursuant to the terms of the 1985 Restricted Stock Plan and such awards, including the determination of the size thereof, were based on the subjective evaluation by the Chief Executive Officer and the Compensation Committee of their individual performances in 1993. In determining the restricted stock awards, the Chief Executive Officer and the Compensation Committee also considered each executive officer's total compensation for the previous three years.

Conclusion. Through the programs described above, a significant portion of Republic Corporation's executive officer compensation is based on corporate performance and an evaluation of the results of each officer's individual performance. For 1994, approximately 75% of the executive compensation of the Chief Executive Officer and the executive officers below the level of the Chief Executive Officer consisted of these variable performance-related elements. The Compensation Committee intends to continue its policy of relating executive compensation to corporate performance, as measured by the increase in earnings per share, as well as to individual performance. In addition, taking into account Republic Corporation's efforts to control expenses, and in recognition of management's cautious approach to uncertainties in the coming year, the Compensation Committee determined that it was appropriate that Mr. Weiner's and the other executive officers' total compensation decrease from 1993 levels. Thus, even though earnings per share increased by 9% in 1994, Mr. Weiner's total compensation for 1994 decreased 12.1% from 1993 levels and aggregate total compensation for the other executive officers decreased 10.9% from 1993 levels.

                                        JAMES L. MORICE, Chairman
                                        PETER KIMMELMAN
                                        WILBUR M. RABINOWITZ (*)

__________

(*)  Not standing for reelection to the Board of Directors.

                      Summary Compensation Table

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the four other most highly compensated executive officers of Republic Corporation.

                                                                                 Long Term
                                               Annual Compensation              Compensation
                                               -------------------              ------------
                                                                            Restricted Stock          All Other
Name and Principal Position       Year        Salary ($)     Bonus ($)      Awards ($)<F1><F2><F3>  Compensation ($)<F4>
- ---------------------------       ----        ----------     ---------      ----------------------  --------------------

Walter H. Weiner                   1994         220,750      1,035,000             240,625               7,763
  Chairman of the Board and        1993         220,750      1,255,000             228,437               7,763
    Chief Executive Officer of     1992         220,750        732,375             248,750               7,763
    Republic Corporation and
    of Republic Bank

Jeffrey C. Keil                    1994         220,000      1,035,000             240,625               7,763
  President of Republic Cor-       1993         220,000      1,388,000             228,437               7,763
    poration and Vice Chair-       1992         220,000      1,162,862                -                  7,763
    man of the Board of
    Republic Bank

Dov C. Schlein                     1994         200,000        730,000             240,625               7,763
  Vice Chairman of Republic        1993         200,000        850,000             228,437               7,763
    Corporation and President      1992         200,000        650,000             248,750               7,763
    of Republic Bank

Cyril S. Dwek                      1994         250,000        700,000                -                  7,763
  Vice Chairman of Republic        1993         200,000        775,000                -                  7,763
     Corporation and Vice          1992         200,000        525,000                -                  7,763
     Chairman of the Board
     of Republic Bank

Vito S. Portera                    1994         300,000        450,000             192,500               7,763
   Vice Chairman of Republic       1993         300,000        550,000             182,750               7,763
      Corporation and Vice         1992         300,000        425,000             199,000               7,763
      Chairman of the Boards
      of Republic Bank and of
      RBS
__________________________________

<F1> Awards of restricted stock have been made pursuant to the terms of Republic Corporation's 1985
Restricted Stock Plan to Walter H. Weiner, Jeffrey C. Keil, Dov C. Schlein and Vito S. Portera.  As of
December 31, 1994, Mr. Weiner owned an aggregate of 10,000 restricted shares (5,000 of which were awarded on May 17, 1994 for 1993 performance, and 5,000 of which were awarded on April 21, 1993 for 1992 performance), Mr. Keil owned an aggregate of 5,000 restricted shares (all of which were awarded on May 17,
1994 for 1993 performance), Mr. Schlein owned an aggregate of 14,500 restricted shares  (including  5,000 shares awarded on May 17, 1994 for 1993 performance and 5,000 shares awarded on
April 21, 1993 for 1992 performance), and Mr. Portera owned an aggregate of 11,000 restricted shares (of which 4,000 shares were awarded on August 1, 1994 for 1993 performance and 4,000 shares were awarded on
April 21, 1993 for 1992 performance).
The value of these restricted shares was calculated by multiplying the closing market price of Republic
Corporation's Common Stock on the date of the award by the number of shares awarded.   At December  31,
1994, such shares of restricted stock awarded to Messrs. Weiner, Keil, Schlein and Portera had an aggregate value of $452,500, $226,250, $656,125, and $497,750, respectively.
<F2> Pursuant to the terms of Republic Corporation's 1985 Restricted Stock Plan, participants in such Plan receive all dividends paid on their shares of restricted stock, or may be given the option by the
Compensation Committee to elect to receive additional restricted shares in lieu of such dividend payments.
Under the 1995 Long-Term Incentive Stock Plan, participants will continue to receive all dividends paid on their restricted shares, or may be given the option by the Compensation Committee to elect to receive additional restricted shares in lieu of such dividend payments.
<F3> Awards of restricted shares to executive officers for corporate or individual performance in 1994 under
Republic Corporation's 1985 Restricted Stock Plan have been made by the Compensation Committee at a meeting on March 6, 1995.  For 1994, a portion of Mr. Schlein's and Mr. Portera's restricted stock award constituted part of their Performance Based Plan compensation for such year.
<F4> The compensation reported represents the amount of the annual company allocations under the Profit
Sharing and Savings Plan.  Each executive officer is fully vested in such amounts under the Plan.


Aggregated Fiscal Year End Option Values

The following table sets forth the value of any unexercised options held by executive officers named in the Summary Compensation Table at December 31, 1994.

                           Number of Securities            Value of Unexercised
                          Underlying Unexercised           In-the-Money Options
                        Options at Fiscal Year End (#)     at Fiscal Year End ($)
Name                    Exercisable<F1>/Unexercisable      Exercisable/Unexercisable


Walter H. Weiner                -0-     -0-                    -0-     -0-
Jeffrey C. Keil                 -0-     -0-                    -0-     -0-
Dov C. Schlein               22,500     -0-                486,877     -0-
Cyril S. Dwek                   -0-     -0-                    -0-     -0-
Vito S. Portera              11,250     -0-                243,439     -0-
_____________________

<F1> Such options were granted at the market price on January 15, 1986 (the date of grant) pursuant to Republic Corporation's 1985 Incentive Stock Option Plan and 1985
Stock Option Plan.  They became exercisable on January 15, 1991 and will continue to be exercisable as to all or any part thereof until January 15, 1996.

Pension Plan

The following table sets forth the estimated annual benefits payable upon retirement at age 65 in 1995 pursuant to Republic Bank's Retire-ment Plan (which is a defined benefit plan) in relation to specified classifications of average base salary for the highest paid five consecutive years during the last ten years of employment (excluding bonuses, overtime and other adjustments to base salary) and years of creditable service:

Average Annual Salary
 for Five Highest Paid                             Years of Service
  Consecutive Years
During Last Ten Years           15<F1>       20<F1>       25<F1>       30<F1>       35<F1>


 $125,000 . . . . . . . .     $29,931      $39,908      $49,885      $59,862      $62,987
  150,000 . . . . . . .        36,306       48,408       60,510       72,612       76,362
  175,000 <F2> . . . . .       36,306       48,408       60,510       72,612       76,362
  200,000 <F2> . . . . .       36,306       48,408       60,510       72,612       76,362
  225,000 <F2> . . . . .       36,306       48,408       60,510       72,612       76,362
  250,000 <F2> . . . . .       36,306       48,408       60,510       72,612       76,362
  300,000 <F2> . . . . .       36,306       48,408       60,510       72,612       76,362
  400,000 <F2> . . . . .       36,306       48,408       60,510       72,612       76,362
  450,000 <F2> . . . . .       36,306       48,408       60,510       72,612       76,362
  500,000 <F2> . . . . .       36,306       48,408       60,510       72,612       76,362
___________

<F1> During 1995, the maximum annual benefit as a result of the Tax Reform Act of 1986 is $120,000.
<F2> These figures have been limited by the annual compensation cap of $150,000 in 1995 resulting from the Omnibus Budget and Reconciliation Act of 1993.

The amounts in the foregoing table do not reflect various survivorship options which participants may elect under the Retirement Plan and, depending on the survivorship arrangement chosen, such amounts could be substantially reduced.

The following table presents (a) the credited years of service pursuant to the Retirement Plan and (b) the current remuneration covered by the Plan (i.e., base salary) for each of the five most highly compensated executive officers of Republic Corporation.

                         Credited Years            Covered By
     Name                  of Service          Retirement Plan <F1>

Walter H. Weiner . . . .       15                   $240,000
Jeffrey C. Keil . . . .        20                    240,000
Dov C. Schlein . . . . .       18                    200,000
Cyril S. Dwek . . . . .        29                    200,000
Vito S. Portera . . . .        26                    300,000
_____________________

<F1> Such amounts are subject to an annual compensation cap of $150,000 for 1995 in accordance with the Omnibus Budget and Reconciliation Act of 1993.

Benefits under the Retirement Plan are based on the participant's base salary (which does not include bonuses, expense allowances, profit sharing contributions, fees, overtime and other special payments) and length of employment. The Retirement Plan provides that, in general, the normal benefit to which a participant is entitled at or after age 65 or after completion of at least 30 years of service is an annual amount equal to: 1.2% of average annual compensation (as defined) up to covered compensation (as defined) plus 1.7% of average annual compensation in excess of covered compensation, times years of service up to 30, plus .5% of average annual compensation times the number of years of service in excess of 30 years of service. For purposes of the Plan, average annual compensation means the participant's average compensation during the participant's highest paid five consecutive years of employment during the participant's last ten years of employment and covered compensation means the average of the Social Security wage bases for the 35 years ending with the participant's Social Security retirement age (which is between ages 65 and 67 depending on the year the participant was born). For example, the covered compensation amount for a participant attaining age 65 in 1995 is $25,920.


Employment Agreements

Vito S. Portera, a director and executive officer of Republic Corporation, has an employment agreement with Republic Corporation and Republic Bank dated as of May 27, 1988, as amended March 7, 1989. The agreement provides for a base annual salary of $300,000 ($100,000 of which is for Mr. Portera's continuing service as Chairman of the Board of Republic International Bank of New York, Republic Bank's Miami, Florida Edge Act subsidiary) and an annual bonus of not less than $200,000. For the fiscal year ended December 31, 1994, Mr. Portera received a cash bonus of $450,000 (which amount is included in the Summary Compensation Table above). Also, pursuant to his agreement, in 1988, Mr. Portera was awarded 18,000 shares (27,000 shares after giving effect to the 3-for-2 stock split distributed in October 1991) of Restricted Stock with a five-year Restricted Period. For tax planning purposes, the end of such Restricted Period was accelerated to December 31, 1992 along with the Restricted Periods for certain awards of
Restricted Stock to all senior officers of Republic Corporation.   At
such date, such shares had a fair market value of $1,262,250. At the time he entered into his agreement, Mr. Portera received a twenty-three year residential first mortgage loan from Republic Corporation to finance the purchase of his relocated residence in New York State in the amount of $1,000,000 at an annual interest rate of 10% with principal
payments commencing in the ninth year.   As of December 31, 1994, the
outstanding principal amount of Mr. Portera's mortgage had been reduced to $488,611. Also, effective February 1994, Republic Corporation and Mr. Portera agreed to a modification of the rate payable on the mortgage to 6.125%, adjustable every three years until maturity on May 1, 2023.

Mr. Portera's agreement provides that its term will be automatically extended for three successive annual terms unless (i) Republic Corporation and Republic Bank elect not to extend Mr. Portera's employment for a successive term upon at least one year's written notice given prior to the commencement of such successive annual term or (ii) Mr. Portera elects not to extend his employment for a successive term upon at least six months' written notice given prior to the commence-ment of such successive annual term. In accordance with such provision, the term of Mr. Portera's agreement has been extended for two years until December 31, 1996.


Five-Year Comparative Stock Performance

The following graph compares the cumulative total shareholder return on the Common Stock of Republic Corporation for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Money Center Bank Index over the same period (assuming the investment of $100 in the Common Stock of Republic Corporation, the S&P 500 and the S&P Money Center Banks on December 31, 1989, and reinvestment of all dividends).

[GRAPH - Comparison of Five-Year Cumulative Total Return Among Republic
New York Corporation, S&P 500 Stock Index and S&P Money Center Banks Index - has been omitted. The information set forth in such graph is found in the table "Comparison of Five-Year Cumulative Total Return . . ." below.]

Comparison of Five-Year Cumulative Total Return
Among Republic New York Corporation, S&P 500 Stock Index and S&P
Money Center Banks Index

 Measurement Period          Republic Corporation                          S&P Money Center Banks
(Fiscal Year Covered)      (formerly Republic Bank)     S&P 500 Index     (formerly S&P Banks NYC)
- ---------------------      ------------------------     -------------     ------------------------


 Measurement Point:
      12/31/89                  $  100                  $  100                  $  100

 FYE  12/31/90                      99                      97                      69
 FYE  12/31/91                     144                     126                     101
 FYE  12/31/92                     148                     152                     137
 FYE  12/31/93                     150                     166                     168
 FYE  12/31/94                     150                     168                     164



Twenty-Five Year Comparative Stock Performance

Generally, Republic Corporation's Common Stock is viewed as a long-term
investment.   The following table of the values at the relevant year end accompanies the graph on the next page to provide a comparison of the cumulative total shareholder return on the Common Stock of Republic Corporation, since its issuance in July 1974 (when Republic Corporation became the holding company for Republic Bank) and prior thereto on the Common Stock of Republic Bank, since 1969, with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Money Center Bank Index (the Standard & Poor's Banks New York City Index prior to April 1987) over the same period (assuming the investment of $100 in the Common Stock of Republic Corporation's predecessor, Republic Bank, the S&P 500 and the S&P Money Center Banks' predecessor, the S&P Banks
New York City, on December 31, 1969, and reinvestment of all dividends as indicated under the graph).

Measurement Period            Republic Corporation                                S&P Money Center Banks
(Fiscal Year Covered)      (formerly Republic Bank)         S&P 500 Index        (formerly S&P Banks NYC)


 Measurement Point:
     12/31/69                     $  100                     $  100                     $  100

 FYE 12/31/70                        129                        104                        108
 FYE 12/31/71                        132                        119                        122
 FYE 12/31/72                        241                        142                        159
 FYE 12/31/73                        138                        121                        179
 FYE 12/31/74                         84                         89                        121
 FYE 12/31/75                         95                        122                        132
 FYE 12/31/76                        141                        151                        157
 FYE 12/31/77                        141                        139                        131
 FYE 12/31/78                        195                        148                        141
 FYE 12/31/79                        227                        175                        158
 FYE 12/31/80                        559                        232                        190
 FYE 12/31/81                        716                        220                        218
 FYE 12/31/82                        750                        267                        272
 FYE 12/31/83                        748                        327                        304
 FYE 12/31/84                        846                        347                        355
 FYE 12/31/85                      1,127                        457                        522
 FYE 12/31/86                      1,948                        541                        604
 FYE 12/31/87                      1,545                        569                        445
 FYE 12/31/88                      1,530                        664                        587
 FYE 12/31/89                      1,881                        874                        720
 FYE 12/31/90                      1,867                        847                        497
 FYE 12/31/91                      2,708                      1,105                        725
 FYE 12/31/92                      2,780                      1,325                        986
 FYE 12/31/93                      2,825                      1,447                      1,213
 FYE 12/31/94                      2,815                      1,466                      1,184

[Graph - Comparison of Twenty-Five Year Cumulative Total Return Among Republic New York Corporation, S&P 500 Stock Index and S&P Money Center Banks Index - has been omitted. The information set forth in such graph is found in the table "Comparison of Twenty-Five Year Cumulative Total Return . . ." above.]

                      Transactions with Management
                           and Related Persons

During 1994, certain directors and executive officers of Republic Corporation or persons related to them were customers of, and had transactions with, Republic Corporation and its subsidiaries, including Republic Bank and RBS, in the ordinary course of business; additional transactions may be expected to take place in the ordinary course of business in the future. In most cases, all such outstanding loans and commitments were made upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risks of collectibility or present other unfavorable features.
In addition, Republic Corporation carries mortgage loans made to three executive officers (all of whom are also directors of Republic Corporation), outstanding in the aggregate principal amount of $2,809,564 as of December 31, 1994. Such loans were made at more favorable effective rates, including the waiver of "points", than were available to customers of Republic Bank and RBS generally, although no more favorable than the terms available to other employees of Republic Corporation and its subsidiaries who are not executive officers.

Safra Republic Holdings S.A. ("Safra Republic"), a Luxembourg holding company established by Republic Corporation in 1988, holds five European banks and its stock is held, as of December 31, 1994, by Republic Bank (48.8%), by Saban S.A. ("Saban"), a Panamanian corporation wholly-owned by Edmond J. Safra (20.7%), and by international investors (30.5%). Safra Republic and Republic Bank, although independently managed, cooperate closely and have formulated their policies based on certain common principles. Each of Safra Republic's banks and Republic Bank also acts as principal correspondent bank to each other's respective locations around the world. At December 31, 1994, Safra Republic had total assets of $12.5 billion, total deposits of $9.4 billion and total stockholders' equity of approximately $1.2 billion.

In addition, Republic National Bank of New York (Suisse) S.A. ("RNB Suisse"), the Geneva-based banking subsidiary of Safra Republic and an affiliate of Republic Bank, leases office space in various locations in Geneva, Switzerland for use in its banking business from Edmond J. Safra and several real estate companies owned by Mr. Safra. Such transactions involved aggregate rental payments for 1994 of approximately $7,949,000. The rents pursuant to all such leases are based on independent appraisals of the fair rental value of such properties. Such transactions were conducted in the normal course of business on substantially the same terms as those prevailing for comparable transactions with other persons and do not involve more than the normal risk of collectibility nor present other unfavorable features.

Messrs. Dwek, Keil and Weiner, who are directors and executive officers of Republic Corporation and Republic Bank, are also directors of Safra Republic. Accordingly, situations will arise from time to time in which potential conflicts of interest could arise for such persons. In addition, the nature of the businesses of Safra Republic's banks and Republic Bank is such that competing interests among such companies may also arise with respect to, among other things, areas of business in which such companies compete, business dealings among such companies, the election of directors, issuances of capital stock, declaration of dividends and similar corporate matters, corporate opportunities in which such companies have an interest and other matters involving the use of Republic Bank's trade name and trademarks and Republic Bank's legal and regulatory status.

There are no agreements or arrangements that restrict or otherwise govern competition between the two organizations in markets where both are entitled or wish to act, nor is either of them obligated to advise the other of particular business opportunities. All business transactions between Safra Republic's banks and Republic Bank are conducted on an arm's-length basis, and it is their intention to resolve all such conflicts described above consistent with each organization's responsibilities to its shareholders.

As of December 31, 1994, approximately 28.6% of Republic Corporation's Common Stock was beneficially owned, through three wholly-owned corporations, by Edmond J. Safra. See "Ownership of Voting Securities
- - Certain Beneficial Owners" below. Mr. Safra, in addition to being the principal stockholder of Republic Corporation, is Honorary Chairman of the Boards of Directors of Republic Corporation and Republic Bank. Mr. Safra is also Chairman of the Board of Safra Republic and of RNB Suisse. As Chairman of the Board of RNB Suisse, Mr. Safra earned approximately $764,000 during 1994 for services performed for RNB Suisse. The advice of Mr. Safra, as Republic Corporation's principal stockholder, is often sought by Republic Corporation with respect to major policy decisions and other significant matters.

In addition, Republic Corporation and its subsidiaries, principally Republic Bank and its subsidiaries, have a broad range of business relationships with Banco Safra, a Brazilian banking corporation, and its United States national bank subsidiary, Safra National Bank of New York, and Banque Safra-Luxembourg S.A., a Luxembourg banking corporation, which are related through family members to Edmond J. Safra. Such relationships include credit transactions, deposit relationships, foreign exchange dealings, precious metals dealings, and securities clearing transactions. Such transactions have been conducted in the normal course of Republic Corporation's business on substantially the same terms as those prevailing for comparable transactions with other customers or suppliers and have not involved more than normal risks of collectibility or any other unfavorable features.



                   Ownership of Voting Securities

                     Certain Beneficial Owners

Set forth below is certain information as of December 31, 1994 as to the persons who own, or are known by Republic Corporation to own, beneficially more than five percent of the outstanding Common Stock of Republic Corporation.

                                    Amount and Nature        Percent
Name and Address                  of Beneficial Ownership    of Class


Edmond J. Safra . . . .                15,032,812(a)<F1>       28.6%
2, Place du Lac
Geneva, Switzerland

Mellon Bank Corporation . .             4,052,000(b)<F2>        7.7%
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258
___________________

<F1>(a) Mr. Safra is the principal stockholder of Republic Corporation through his ownership of all the outstanding shares of Saban, which owns 15,003,036 shares of Republic Corporation (including 14,473,958 shares through its wholly-owned subsidiary, RNYC Holdings Limited, a Gibraltar bank holding company), and of another corporation which owns 29,776 shares of Republic Corporation.

Mr. Safra, through Saban and RNYC Holdings Limited, has received approval from the Board of Governors of the Federal Reserve System to acquire up to two million additional shares of Republic Corporation Common Stock, which approval lapses on April 28, 1995, unless extended. If all such shares of Common Stock were acquired, Mr. Safra would increase his ownership to approximately 32.5% of the Corporation's outstanding Common Stock. As of March 8, 1995, Mr. Safra had acquired 91,850 additional shares, bringing his stock ownership to 15,124,662 shares or 28.9% of the outstanding Common Stock.

<F2>(b) Mellon Bank Corporation and various of its direct or indirect subsidiaries (including but not limited to the subsidiaries of The Boston Company, Inc.) beneficially own such shares of Republic Corporation in their various fiduciary capacities. As a result, another entity in every instance is entitled to dividends or proceeds of sale.

                              Management

Information concerning the beneficial ownership of Republic Corporation's Common Stock by each director is set forth in the table under "Election of Directors" above. The following table shows, as of December 31, 1994, the beneficial ownership of Republic Corporation's Common Stock by all directors and executive officers of Republic Corporation as a group.

                                    Amount and Nature        Percent
                                of Beneficial Ownership     of Class

All directors and executive
officers as a group (19 persons) . .   455,605 shs.            .9%



             APPROVAL OF 1995 LONG-TERM INCENTIVE STOCK PLAN

            Description of 1995 Long-Term Incentive Stock Plan

The following description of the Plan is a summary, does not purport to be detailed and is qualified in its entirety by reference to the provisions of the Plan itself. A copy of the Plan is attached hereto, and additional copies may be obtained by writing to the Corporate Secretary, Republic New York Corporation, 452 Fifth Avenue, New York, New York 10018.

General.   The Board of Directors has adopted the 1995 Long-Term
Incentive Stock Plan (the "Plan") which is being submitted for the approval of the stockholders of Republic Corporation at this Annual Meeting. The Plan is designed to consolidate Republic Corporation's 1985 Incentive Stock Option Plan, 1985 Non-Qualified Stock Option Plan, and 1985 Restricted Stock Plan (together, the "Prior Plans") on an on-going basis and provides for the award of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, and Phantom Stock (as such terms are defined below) and other stock-based awards (each, an "Award"), all on a stand-alone, combination or tandem basis, to eligible persons. (Awards previously granted under the Prior Plans will remain outstanding and be administered in compliance with the terms and conditions of the applicable Prior Plan.) Assuming stockholder approval, awards will be granted, beginning with the 1995 Plan Year. The Plan provides that it shall terminate on the tenth anniversary of its approval.

Class of Persons Eligible to Receive Awards. The Plan is designed to attract and retain officers and employees of Republic Corporation and its subsidiaries who make a material contribution to the successful operation of Republic Corporation and its subsidiaries. Participants in the Plan are also eligible to participate in Republic Corporation's other incentive compensation and bonus plans.

Administration. The Plan will be administered by the Employee Compensa-tion and Benefits Committee (the "Committee") of the Board of Directors of Republic Corporation, the members of which will consist solely of members of the Board of Directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are "outside directors" for purposes of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"). No member of the Committee (see "Directors' Committees" above under "Election of Directors") may be granted an award under the Plan.

The Plan provides that the Committee shall have full authority to (i) designate from among those eligible the persons who will participate in the Plan ("Participants"); (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of shares of Republic Corporation Common Stock ("Shares") to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other property or cancelled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, or other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee will have the power to vary or waive any provision of the Plan in respect of a Participant and his Award in order to satisfy the terms of such Participant's employment contract with the Republic Corporation or a subsidiary and to eliminate any conflict between such contract and the provisions of the Plan, subject to Rule 16b-3 and Section 162(m) of the Code and the rules and regulations promulgated thereunder.

Material Features of the Plan. Options (each, an "Option") to purchase Shares, which may be non-qualified or incentive stock options, may be granted under the Plan at an exercise price determined by the Committee at the time the Option is granted; provided, however, that in the case of (i) an Option granted to a "covered employee" within the meaning of
Section 162(m)(3) of the Code and (ii) an incentive stock option, the exercise price will be at least 100% of the fair market value of a Share determined on the date of grant (110% of fair market value in the case of an incentive stock option granted to a ten percent stockholder).

In the case of Options, if a Participant's employment with Republic Corporation or any of its subsidiaries or affiliates is terminated by reason of the Participant's death or disability, or if the Participant dies within three months of the date of retirement from such employment, all outstanding Options of such Participant shall become exercisable by the Participant or the Participant's legal representative, beneficiary, heir or transferee, as the case may be, within one year from the date of such death or disability, except to the extent that such Options expire by their terms during such one-year period prior to the exercise thereof. Upon Retirement from such employment (as defined in the Plan), a Participant's outstanding Options become immediately exercisable in full for the three-month period following such retirement; any Options not exercised during that period, or which expire by their terms during that period prior to the exercise thereof, shall terminate. If a Participant's employment with Republic Corporation or any of its subsidiaries or affiliates is terminated by reason of (i) discharge by Republic Corporation or such subsidiary or affiliate for cause or (ii) voluntary separation on the part of the Participant, unless Republic Corporation or his employing company or companies otherwise consents, any outstanding Option, whether exercisable or unexercisable, will be forfeited. A Participant who leaves such employment for a reason other than death, disability, Retirement, termination for cause or voluntary separation on the part of the Participant without the consent of Republic Corporation or his employing company or companies may exercise his or her outstanding Options during the three-month period following such departure, subject to the expiration of Options which by their terms expire during such period prior to exercise thereof.

An Award of restricted stock ("Restricted Stock") is an award of Shares which is subject to such restrictions as the Committee deems appropriate, including forfeiture conditions and restrictions on transfer for a period specified by the Committee. In the case of Restricted Stock, if a Participant's employment with Republic Corporation or any of its subsidiaries or affiliates is terminated by reason of the Participant's death or disability, the Participant or the Participant's legal representative, beneficiary, heir or transferee, as the case may be, shall be entitled to the Shares of Restricted Stock of such Participant, free of any and all restrictions imposed at the time of grant, and Republic Corporation will deliver such Shares to such person within sixty days of receipt by the Committee of evidence satisfactory to establish such death or disability and, if applicable, the right of such legal representative, beneficiary, heir or transferee to receive such Shares. The Committee will establish rules regarding the right of Participants to elect to receive additional Shares of Restricted Stock in lieu of any dividends which would otherwise be payable on account of Shares of Restricted Stock held by such a Participant. If a Participant's employment is terminated for any reason other than death or disability, all shares of Restricted Stock will be forfeited.

An Award of phantom stock ("Phantom Stock") entitles the recipient, upon lapse of any restrictions, to the fair market value (in cash or shares of Common Stock) of one share of Republic Corporation's Common Stock for each Phantom Stock Share. An Award of Stock Appreciation Rights ("SARs") entitles the recipient to receive (in cash or shares of Common Stock) the difference between the fair market value of a share of Common Stock on the date of exercise of the SAR and the exercise price (which shall not be less than the fair market value of such share of Common Stock on the date of grant). In the case of Phantom Stock and SARs, the grant price, term, methods of exercise, methods of settlement, risk of forfeiture and any other terms and conditions of an Award shall be determined by the Committee at the time of the grant, reflected in the Award notification and subject to the terms of the Plan and any applicable Award Agreement.

The Committee may also grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares and deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards at the time of grant.

A Participant's rights and interests under the Plan (including the right to payment of any unpaid Award) may not be assigned or transferred except in the case of the Participant's death to the Participant's designated beneficiary or, in the absence of such designation, by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may approve the transfer of Options by a Participant to one or more members of the Participant's immediate family or to a trust (including a revocable trust) for the benefit thereof. No Award shall be subject to execution, attachment or other process.

Number of Shares. There will be 1,140,801 shares of Common Stock of Republic Corporation available for Awards pursuant to the Plan, representing the number of shares authorized for awards, but not presently awarded, under the Prior Plans. Such number of Shares is subject to adjustment in the event of a reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction. Each Award, including Awards of Phantom Stock and SARs, shall reduce the number of shares remaining, with the exception that any Shares which are forfeited by the Participant in accordance with the terms of the Plan, and any shares underlying an Award of Options, Phantom Stock or SARs which are allowed to lapse or expire or are forfeited in accordance with the terms of the Award shall be added back to the number of shares available for Awards.

The maximum number of Shares that may be awarded to any single
Participant during any one-year period pursuant to one or more awards of Options or SARs under the Plan is 100,000 Shares in total.

Amendment and Termination. The Plan may be terminated at any time, or modified or amended from time to time, in any case by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock of Republic Corporation present or represented and entitled to vote at a duly held stockholders' meeting. The Board of Directors may at any time terminate the Plan or, from time to time, modify or amend the Plan as it may deem advisable; provided, however, that the Board of Directors may not make any amendments to the Plan without stockholder approval where such approval is required to comply with Rule 16b-3 or any other applicable law, regulation or stock exchange rule; provided, further, however, that no such amendment or termination may affect the rights of a Participant under an outstanding Award without the consent of the Participant.

Awards.   Awards for the 1995 Plan Year, which are not currently
determinable, are to be made at a meeting of the Committee scheduled to be held prior to May 16, 1995.

Certain Federal Income Tax Consequences of Options. Certain of the federal income tax consequences to optionees and Republic Corporation of Options granted under the Plan should generally be as set forth in the following summary.

An employee to whom an incentive stock option (an "Incentive Stock Option") which qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such Option.
No federal income tax deduction will be allowable to the employee's employer upon the grant or exercise of such Incentive Stock Option. However, upon the exercise of an Incentive Stock Option, any excess in the fair market value of the Common Stock over the exercise price generally will be included in the employee's alternative minimum taxable income. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such Incentive Stock Option, the employee will normally recognize a long-term capital gain or loss equivalent to the difference, if any, between the sale prices of such shares and the exercise price. If the employee does not hold such shares for the required period, when the employee sells such shares, the employee will recognize ordinary compensation income (unless the amount realized on the sale of such shares is less than or equal to the aggregate Option exercise price for such shares), and possibly capital gain or loss in such amounts as are prescribed by the Code and the regulations thereunder and the employee's employer will generally be entitled to a federal income tax deduction in the amount of the ordinary compensation income.

An employee to whom an Option which does not qualify under Section 422 of the Code (a "Non-Qualified Option") is granted will not recognize income at the time of the grant of such Option. When such employee exercises such Non-Qualified Option, the employee will recognize ordinary compensation equal to the difference, if any, between the exercise price paid and the fair market value, as of the date of Option exercise, of the shares the employee receives. The tax basis of such shares to such employee will be equal to the exercise price paid plus the amount includible in the employee's gross income, and the employee's holding period for such shares will commence on the date on which the employee recognized taxable income in respect of such shares. Subject to the applicable provisions of the Code and regulations thereunder, the employee's employer will generally be entitled to a federal income tax deduction in respect of a Non-Qualified Option in an amount equal to the ordinary compensation income recognized by the employee.

                         Stockholder Approval

The Board of Directors recommends a vote FOR the approval of the 1995 Long-Term Incentive Stock Plan. Approval of the Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. For purposes of determining such number of shares present or represented and entitled to vote with respect to the Plan, abstentions will be counted (and will therefore be the equivalent of a "No" vote), but broker non-votes will not be counted. Edmond J. Safra, who owns approximately 28.9% of the outstanding Common Stock (see "Ownership of Voting Securities" above) as of the date hereof, has indicated his intention to vote his shares in favor of such approval.


APPROVAL OF SELECTION OF AUDITORS

The Board of Directors considers it appropriate to submit for approval by the stockholders its selection of KPMG Peat Marwick LLP, as auditors of the financial statements of Republic Corporation for the current fiscal year. KPMG Peat Marwick LLP, independent certified public accountants, have examined the financial statements of Republic Corporation since it commenced operations in 1974. Such firm has also examined the financial statements of Republic Bank since 1966 and of RBS since 1987.

The appointment of the firm was recommended to the Board of Directors of Republic Corporation by its Audit Committee. No member of the Audit Committee is an officer or employee of Republic Corporation. A representative of the firm will be present at the meeting to make a statement, if he desires to do so, and to respond to appropriate ques-tions by stockholders.

The Board of Directors recommends a vote FOR the approval of the selection of auditors.

                             MISCELLANEOUS

                             Other Matters

As of the date hereof, Republic Corporation has not been informed of any matters to be presented by or on behalf of Republic Corporation or its Board of Directors for action at the meeting other than those listed in the notice of meeting and referred to herein. If any other matters come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                         Stockholders' Proposals

If any stockholder intends to present a proposal for inclusion in the proxy material for the 1996 Annual Meeting, such stockholder's proposal must be received by November 15, 1995 at Republic Corporation's executive offices at 452 Fifth Avenue, New York, New York 10018,
Attention: the Corporate Secretary. The submission must also meet the other requirements of Rule 14a-8 of the Securities and Exchange Commission applicable to stockholder proposals.

                         Solicitation of Proxies

The cost of solicitation of proxies will be borne by Republic Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxies. Directors, officers and regular employees of Republic Corporation and Republic Bank may also solicit proxies by such methods without additional remuneration therefor. Republic Corporation will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for expenses in forwarding proxy solicitation material to their principals.

                                General

Only stockholders of record at the close of business on March 8, 1995 will be entitled to notice of and to vote at the meeting. Stockholders are urged to mark, date and sign the enclosed form of proxy, solicited on behalf of the Board of Directors, and return it at once in the envelope enclosed for that purpose. Unless instructed otherwise, proxies will be voted for the election of directors, for approval of the 1995 Long-Term Incentive Plan and for approval of the selection of audi-tors. On any such matter generally a vote of a majority of the votes cast on the matter will be required for approval. Broker non-votes and abstentions will not be counted for purposes of determining the number of votes cast. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to its exercise by appropriate notice to the undersigned.

Dated:  March 15, 1995
        New York, New York
                                  By Order of the Board of Directors,


                                  WILLIAM F. ROSENBLUM, JR.,
                                  Senior Vice President and
                                  Corporate Secretary



                               [Front Side]

                                  PROXY

                      REPUBLIC NEW YORK CORPORATION
                                  PROXY
                      Annual Meeting of Stockholders
                                May 16, 1995

          This Proxy is solicited on behalf of the Board of Directors


The undersigned hereby appoints, jointly and severally, Peter Kimmelman, James L. Morice and William C. MacMillen, Jr., each with the power to appoint his substitute, and hereby authorizes them to vote all shares of Republic New York Corporation Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at 452 Fifth Avenue, City and State of New York, on May 16, 1995, at 11:00 A.M., or any adjournment thereof, in accordance with the instructions on the reverse side hereof and in their discretion upon such other business as may properly come before the meeting.

Unless instructions are given on the reverse side, this Proxy will be voted FOR the election of nominees for director, FOR Item 2, and FOR Item 3 listed on the reverse side hereof. With respect to matters as to which discretionary authority is granted above, this Proxy will be voted in accordance with the best judgment of the proxies hereinabove appointed.

Please mark, date and sign this Proxy on the reverse side hereof and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.


                          (Continued and to be signed on other side)

                             [Back Side]

PLEASE MARK YOUR CHOICE ON ITEMS 1, 2, AND 3 LIKE THIS X IN BLUE OR BLACK
INK.

____________________                 ____________
ACCOUNT NUMBER                          COMMON


The Board of Directors recommends a vote "FOR ALL NOMINEES" in Item 1.
Item 1 -- Election of the following nominees as Directors: K. Andersen,
       C. Dwek, E. Ginsberg, N. Hasson, J. Keil, P. Kimmelman, L. Lieberman,
       W. MacMillen, P. Mansbach, M. Mertz, J. Morice, E. Daniel Morris,
       J. Norwood, J. Pancetti, V. Portera, W. Rogers, D. Schlein,
       W. Weiner, P. White.

   FOR       WITHHOLD       Withhold for the following only: (Write the
   ALL        FOR ALL       name of the nominee(s) in the space below)
 NOMINEES    NOMINEES

  ____         _____        ____________________________________________


The Board of Directors recommends a vote "FOR" Item 2.

Item 2 - Approval of 1995 Long-Term Incentive Stock Plan

                      For       Against       Abstain

                      ___         ___           ___


The Board of Directors recommends a vote "FOR" Item 3.

Item 3 - Approval of selection of auditors

                      For       Against       Abstain

                      ___         ___           ___



                      I PLAN TO ATTEND MEETING  ___


Receipt is hereby acknowledged of the Republic New York Corporation Notice of Meeting and Proxy Statement.

Signature(s)___________________________________ Date_______________, 1995

NOTE: Please sign as name appears hereon. Joint owners should each sign. If signer is a corporation, please sign the full corporate name by duly authorized officer. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                          Appendix A

                  Republic New York Corporation
                        Proxy Statement
                  Annual Meeting of Stockholders
                         May 16, 1995
           Graphic Image Material Cross-Reference Index

                                         Information Conveyed by
Omitted Graphic Image                    Omitted Graphic Image
- ---------------------                    -----------------------
Graphs:

Comparison of Five-Year Cumulative       The information presented graphically
Total Return Among Republic New York     has been replaced in this filing by a
Corporation, S&P 500 Stock Index and     tabular presentation of such infor-
S&P Money Center Banks Index, omitted    mation inserted where the graph would
from page 14.                            appear.

Comparison of Twenty-Five Year           The information presented graphically
Cumulative Total Return Among            is presented in this filing by the
Republic New York Corporation, S&P       tabular presention found immediately
Stock Index and S&P Money Center         preceding where the graph would
Banks Index, omitted from page 16.       appear.



               Proxy Statement
            Dated March 15, 1995
        Republic New York Corporation

               EXHIBIT INDEX

No.           Exhibit Description

99            1995 Long-Term Incentive Stock Plan